Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

April 5, 2013

Pinnacle Foods Inc.

399 Jefferson Road

Parsippany, New Jersey 07054

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Foods Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 11,721,515 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which may be issued by the Company pursuant to the Pinnacle Foods Inc. 2013 Omnibus Incentive Plan (the “2013 Plan”) or upon the exercise of 421,515 options issued and outstanding under Pinnacle Foods Inc. (formerly Crunch Holding Corp.) 2007 Stock Incentive Plan (the “2007 Plan” and, together with the 2013 Plan, the “Plans”).

We have examined the Registration Statement and the Plans, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company (or a duly authorized committee thereof) has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon issuance and delivery in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP